Principal Financial Group, Inc.

Investor Conference

December 10, 2008

Principal®

WE'LL GIVE YOU AN EDGE℠

Larry Zimpleman

President & Chief Executive Officer


Principal

Outlook

S&P Price Performance

12/31/2006 – 12/31/09E


1,700
1,600
1,500
1,400
1,300
1,200
1,100
1,000
900
800
700
2007 S&P Mean 1474
-16%
2008 S&P Projected Mean 1235
-27%
2009 S&P Projected Mean 900
Dec-06
Feb-07
Mar-07
May-07
Jun-07
Jul-07
Sep-07
Oct-07
Dec-07
Jan-08
Feb-08
Apr-08
May-08
Jul-08
Aug-08
Sep-08
Nov-08
Dec-08
Jan-09
Feb-09
Mar-09
Apr-09
May-09
Jun-09
Jun-09
Jul-09
Aug-09
Sep-09
Oct-09
Nov-09
Dec-09

Expect Mean S&P to be down 27% in 2009

Outlook

Average AUM 2009 vs 2008
Under Various Assumptions

Per quarter market performance assumption*

Annual NCF assumption*	-2%	0%	+2%	+4%
3%	-10%	-7%	-3%	+1%
5%	-9%	-6%	-2%	+2%

Change in average AUM 2009 vs. 2008**

*Assumptions for 2009. **Change in average assets under management also assumes total company AUM of $265 billion as of December 31, 2008, which would equate to average assets under management for 2008 of $288 billion.

Principal Financial Group

2009 Outlook

Key items impacting outlook for 2009:

- Decline in average assets under management driven by equity market declines in 2008.
- Increase in Principal Financial Group FAS 87 and FAS 106 benefit expenses.
- More limited growth of capital intensive businesses and loss of earnings due to planned reduction of Investment Only.
- Continued weakness of Latin American currencies against the dollar.
- Positive impact of expense initiatives.

Net impact: ($0.35) to ($0.60) per share

Principal Financial Group

2009 Outlook

The company expects 2009 operating earnings per diluted share (EPS) to range from $2.75 to $3.25.

Guidance for 2009 incorporates certain assumptions, including:

- A 3 percent decline in average assets under management in 2009 compared to 2008 based on an average S&P 500 Index of 900 in 2009.
- No share repurchase activity.

Company guidance does not contemplate any acquisition or divestiture activity other than where a definitive agreement has been signed by the company and publicly announced.

Principal Financial Group

Why Invest in The Principal?

Strong Growth Profile

Disciplined Risk Management